Exhibit 10.15

TYSON FOODS
SEVERANCE PAY PLAN
(as amended and restated effective December 1, 2017)

Exhibit 10.15

TYSON FOODS
SEVERANCE PAY PLAN
ESTABLISHMENT OF THE PLAN
Tyson Foods, Inc. (“Tyson Foods”) has adopted and maintains the Tyson Foods Severance Pay Plan (this “Plan”). This Plan was originally effective as of January 1, 2004 and was formerly known as the Tyson Foods Severance Pay Plan for Non-Contracted Employees.
Tyson Foods hereby amends and restates this Plan effective as of December 1, 2017, for the benefit of eligible employees of the Employer (“Team Members”) as described in this document. “Employer” means Tyson Foods and each Related Employer, excluding any Related Employer that addresses or provides for severance pay or any similar benefits under a separate plan, policy, or similar arrangement. “Related Employer” means any other United States-based entity or organization which is a member of a controlled group of Tyson Foods as determined under Section 414(b) of the Internal Revenue Code (the “Code”), a member of a group of trades or businesses (whether or not incorporated) which are under common control as determined under Section 414(c) of the Code, or a member of an affiliated service group as determined under Section 414(m) of the Code with Tyson Foods.
This Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan supersedes all prior severance plans and policies of Tyson Foods covering Team Members, both formal and informal.
This document serves as both the plan document as well as the summary plan description. We recommend that you read this document carefully so that you will understand this Plan and keep it in a safe place for future reference.
PURPOSE OF THE PLAN
The purpose of this Plan is to provide a Team Member with severance pay, COBRA subsidy (if the Team Member is eligible for such subsidy as described in the section titled “COBRA Subsidy” below), and outplacement assistance (collectively, “Plan Benefits”) for a specified period of time in the event that his or her employment is involuntarily terminated by the Employer without Cause (as defined below) due to Job Elimination. “Job Elimination” means loss of the Team Member’s position as a result of:

1)	Duplicative or unnecessary positions;

2)	Reduction in force or reorganization;

3)	Closure or sale of an Employer facility or operation;

4)	Transfer of the Team Member’s primary employment location beyond 50 miles; or

5)
Greater than a 15% decrease in the Team Member’s current total of (a) base salary or hourly wage rate, (b) target annual cash incentive award opportunity under a bonus or incentive plan of the Employer as determined by the Employer in its sole and absolute discretion, if applicable, and (c) target grant date value of the annual long term incentive award under the stock incentive plan sponsored by Tyson Foods as determined by the Employer in its sole and absolute discretion, if applicable (collectively, “Total Direct Compensation”).

Plan Benefits are subject to several conditions of ineligibility, exclusions, and other requirements as described in this Plan.

Exhibit 10.15

For all purposes under this Plan, discharge for “Cause” means termination of the Team Member’s employment by the Employer because of:

1)	Any act or omission by the Team Member resulting or intended to result in personal gain at the expense of the Employer;

2)	The performance by the Team Member of his or her employment duties in a manner deemed by the Employer to be in any way unsatisfactory;

3)	The improper disclosure by the Team Member of confidential information and/or trade secret information of the Employer;

4)	Breach by the Team Member of any then effective agreement between the Team Member and the Employer;

5)
Misconduct by the Team Member including, but not limited to, fraud, intentional violation of or negligent disregard for the rules and procedures of the Employer (including a violation of the Employer’s business code of conduct), dishonesty, insubordination, theft or other illegal conduct, violent acts or threats of violence, or unauthorized possession or use of alcohol or controlled substances on the property of the Employer, or any other terminable offense under the Employer’s policies and practices; or

6)	Any other involuntary termination of a Team Member’s employment by the Employer that does not constitute Job Elimination, as determined by the Employer in its sole and absolute discretion.

ELIGIBILITY
This Plan is applicable to each Team Member who is on the direct United States payroll of the Employer and is:

•	In a job grade listed in the table found in the Section titled “Severance Pay”, as classified by the Employer; and

•	Involuntarily terminated by the Employer without Cause due to Job Elimination.
Notwithstanding the above, a Team Member or other individual is not eligible to participate in this Plan if such Team Member or individual is:

1)
Covered by any other plan, policy, or similar arrangement of a Related Employer that addresses or provides for severance pay or any similar benefits, regardless of whether the Team Member actually receives any severance pay or similar benefits under such plan, policy, or similar arrangement in connection with their termination of employment;

2)
Covered by a written employment agreement, offer letter, or separation agreement which addresses severance pay or any similar benefits, regardless of whether the Team Member actually receives any severance pay or similar benefits under such document in connection with their termination of employment;

3)
In a unit of Team Members covered by a collective bargaining agreement between the Employer and employee representatives unless such bargaining agreement specifically provides for his or her inclusion in this Plan;

4)
An independent contractor or consultant, or performing services for the Employer under an independent contractor or consultant agreement, purchase order, supplier agreement or any other form of agreement which the Employer enters into for services, regardless of any subsequent reclassification by the Employer, any governmental agency, or court;

5)	A “leased employee” as defined in Section 414(n) of the Code; or

6)
Classified by the Employer other than as a regularly scheduled full-time Team Member. For this purpose, a full-time Team Member means a Team Member who is regularly scheduled by the Employer to work at least 30 hours per week in the 90-day period before the Team Member is notified of the Job Elimination.

Exhibit 10.15

CONDITIONS OF INELIGIBILITY
An otherwise eligible Team Member shall not be entitled to any Plan Benefits if:

1)
The Team Member does not timely submit to the Employer (or timely submits and effectively revokes) a signed and dated waiver and release agreement in the form and manner acceptable to the Employer, as described in the section titled “Waiver and Release Agreement” below;

2)	The Team Member ceases to be eligible for Plan Benefits pursuant to Plan provisions;

3)	The Team Member’s employment with the Employer terminates by reason of death or discharge for Cause;

4)	The Team Member’s employment with the Employer terminates through retirement, resignation, or failure to report for work;

5)	The Team Member is entitled to receive any form of long term disability, worker’s compensation insurance, or salary continuation because of long term disability;

6)
Employment with the Employer is involuntarily terminated after the Team Member refuses a position at the same location or another location of the Employer within 50 miles from the Team Member’s current employment location, provided the new position offers at least 85% of the Total Direct Compensation of his or her current position;

7)
The Team Member either (a) is offered a position with a Successor Employer at the same location or another location within 50 miles from the Team Member’s current employment location, provided the position offers at least 85% of the Total Direct Compensation of his or her current position, or (b) is hired by or renders services to a Successor Employer, regardless of the location or level of compensation, unless such employment or other arrangement results from the Team Member’s (or former Team Member’s) response to a general advertisement or solicitation, unrelated to any transaction between the Employer and the Successor Employer. A “Successor Employer” is an entity that assumes operations or functions formerly carried out by the Employer, such as through a sale or outsourcing, or an entity that makes an offer of employment at the request of the Employer, such as in a joint venture of which the Employer is a member;

8)	The Team Member leaves employment with the Employer prior to the date authorized by the Employer; or

9)	This Plan is terminated or amended to exclude the (a) entity or organization which employs the Team Member or (b) class of Team Members to which the Team Member belongs.

SEVERANCE PAY
The number of weeks of severance pay that a Team Member will be entitled to under this Plan is determined in accordance with the following table:

Job Grades	Severance Pay
30-49 and 79-81	The greater of 4 weeks of pay or 1 week of pay for each year of service, subject to maximum pay of 13 weeks.
82-86	The greater of 8 weeks of pay or 2 weeks of pay for each year of service, subject to maximum pay of 26 weeks.
87-89	The greater of 13 weeks of pay or 2 weeks of pay for each year of service, subject to maximum pay of 39 weeks.
90-92	The greater of 26 weeks of pay or 2 weeks of pay for each year of service, subject to maximum pay of 52 weeks.

In addition to the weeks of severance pay stated in the table above, if (1) the Team Member participates in the principal annual cash-based performance incentive payment plan of Tyson Foods (the “Bonus Plan”) on their date of termination, as determined by the Employer in its sole and absolute discretion, and (2) the Team Member’s date of termination occurs on or after the 60th day of a fiscal year of the Employer (“Fiscal Year”) but before the regular payment date of incentive awards under the Bonus Plan for such Fiscal Year, then the Team Member may be entitled to receive a lump sum cash amount under this Plan. The lump sum cash amount shall be determined as follows:

•
If the Team Member’s date of termination occurs in the first, second, or third quarter of the Fiscal Year, they will receive lump sum severance pay equal to a prorated cash amount based on target performance under the provisions of the Bonus Plan for such Fiscal Year.

Exhibit 10.15

•
If the Team Member’s date of termination occurs on or after the start of the fourth quarter of the Fiscal Year, they will receive a lump sum severance pay equal to a prorated cash amount as determined under the provisions of the Bonus Plan for such Fiscal Year, adjusted for corporate performance results and any allocation adjustments for business unit/shared services (but not for any differentiation based on individual contribution and performance), as applicable, in accordance with the Bonus Plan.

•
Lump sum cash amounts under this Plan will be prorated by multiplying the amount of such award by a fraction, the numerator of which is the number of days the Team Member was employed by the Employer during the Fiscal Year and the denominator of which is the total number of days in such Fiscal Year.

A Team Member’s lump sum cash amount under this Plan will be determined by the Employer on the Team Member’s date of termination (or, if the Team Member’s date of termination occurs on or after the start of the fourth quarter of the Fiscal Year but before the regular payment date for the annual incentive award, following the disclosure of performance results and allocation adjustments, as applicable, in accordance with the Bonus Plan) in its sole and absolute discretion in accordance with, and subject to, the terms and provisions of the Bonus Plan.
For purposes of the table above, a “week of pay” shall be determined for a Team Member (1) who is salaried, by dividing his or her regular annual base salary level on his or her last day of employment for which he or she receives pay for service with the Employer excluding any period during which the Team Member receives severance pay (the “Termination Date”) by 52; and (2) who is hourly, by multiplying the hourly rate of pay on his or her Termination Date by the number of hours per week that the Team Member is regularly scheduled by the Employer to work in the 90-day period before the Team Member is notified of the Job Elimination, subject to a minimum of 30 hours and maximum of 40 hours. Overtime pay, shift and other premium pay, commissions, and all other allowances, as well as any payments under any cash- or stock-based incentive plan, shall not be considered when determining the amount of any weekly severance pay.
Also for purposes of the table above, a Team Member’s “years of service” shall be the number of consecutive 12 month periods of employment with the Employer since his or her most recent date of hire in which the Team Member is paid by the Employer for the performance of full-time services as reflected in the Employer’s personnel records. A final, partial year of service will be counted as a full year of service. If the Employer has a policy bridging service, any prior employment recognized for the Team Member under that policy will be recognized under this Plan and added to the Team Member’s most recent period of employment to determine years of service, except that years of service for which the Team Member previously received severance pay from the Employer shall be disregarded.
The severance pay is paid in lieu of, and a Team Member waives the right to receive, any other cash severance payment or benefit he or she may otherwise be eligible to receive upon termination of employment under any other severance plan, practice, policy, or program of an Employer.
Paid Leave in Lieu of Notice: If a Team Member becomes entitled to severance pay hereunder as a result of a termination of employment subject to the federal Worker Adjustment and Retraining Notification or state law with similar intent (collectively, “WARN Act”), then to the extent the Team Member has been given less than the WARN Act-required advance notice of the date active services will terminate, then the Team Member will be given a paid leave in lieu of notice for the balance of the WARN Act-required advance notice period, as follows:

•	During the paid leave period, the Team Member will continue as an inactive Team Member and will not accrue any paid leave, paid vacation days, or additional Plan Benefits.

•
If the Team Member dies during the paid leave period, the paid leave will end and the full and partial weeks of pay that the Team Member would have received during the balance of the WARN Act-required advance notice period will be paid to the estate in a lump sum. All other paid leave in lieu of notice benefits will stop on the day of death and no further payments, including severance pay, will be paid.

•
When the paid leave period ends, the Team Member will be entitled to severance pay, to the extent applicable, but the amount of severance pay otherwise payable, if any, will be reduced by the cash wages received during the paid leave period (except the amount of severance pay will not be reduced to less than two (2) weeks of base pay).

Exhibit 10.15

COBRA SUBSIDY
Each former Team Member who receives severance pay shall be entitled to a premium subsidy for COBRA continuation coverage under the Tyson Foods, Inc. Group Health Plan (the “Group Health Plan”) for a period of up to four (4) weeks (regardless of the duration of the severance pay period), provided that he or she:

•	Qualifies for COBRA continuation coverage under the Group Health Plan;

•	Properly enrolls him or herself and any eligible family members in coverage in accordance with the procedures of the Group Health Plan (enrollment is not automatic); and

•	Timely pays his or her portion of the premium due for coverage.
The premium subsidy will be an amount equal to the full COBRA premium for the coverage elected, less an amount equal to the cost for such coverage during the same period to an active Team Member for the same type and level of coverage. The period during which a former Team Member receives a premium subsidy shall count toward, and not extend, the period for which the Employer must offer COBRA continuation coverage. Once the premium subsidy ends, the former Team Member must pay the full COBRA premium to maintain coverage.
All of the terms and conditions of the Group Health Plan, as amended from time to time, shall be applicable to a former Team Member (and any of his or her covered family members) participating in any form of health continuation coverage under the Group Health Plan as if this Plan had not been put into effect. This includes the rule that COBRA continuation coverage will end before the applicable maximum period when an individual first becomes covered under any other group health plan or entitled to Medicare.
OUTPLACEMENT ASSISTANCE
Each former Team Member who receives severance pay will be given the opportunity to elect to receive outplacement assistance in conducting a job search for replacement employment. The Employer or its outplacement service provider will notify the Team Member or former Team Member in writing about the assistance he or she is eligible to receive and how to access such assistance. If the Team Member or former Team Member accepts this assistance, he or she must begin using such services within ninety (90) days of the notification.
SEVERANCE PAYMENTS
Severance pay is generally paid in equal installments on the normal payroll cycle of the Employer over the severance period, except lump sum severance pay (if applicable) will be paid to the Team Member (1) as soon as practicable after the start of the severance period, or (2) if the Team Member’s date of termination occurs on or after the start of the fourth quarter of the Fiscal Year but before the regular payment date for incentive awards associated with such Fiscal Year under the Bonus Plan, on or about the regular payment date of incentive awards (but no sooner than the start of the severance period). The severance period will begin as soon as practicable following the seven (7) day revocation period for a waiver and release agreement, provided the agreement meets all of the requirements described in the section titled “Waiver and Release Agreement” below and is not revoked during the revocation period.
All withholdings mandated by law, including federal and state income and Social Security tax withholdings, and any authorized deductions shall be deducted from the severance payments. In addition, severance pay may be reduced for any amounts or financial obligations owed by you to the Employer or any employee benefit plan established or maintained by the Employer including, but not limited to, any overpayment of any kind and any outstanding bills, advances, relocation costs, or debts.
Any severance pay granted but yet unpaid will be forfeited if a Team Member or former Team Member is reemployed by the Employer or performs services for the Employer in any other capacity, including as an employee of a temporary staffing agency. In addition to any other remedies the Employer may have under the provisions of the waiver and release agreement or under law, the Employer has the right to terminate any severance pay and recover any payments previously made if the Team Member or former Team Member breaches any of the terms and provisions of the waiver and release agreement.

Exhibit 10.15

If a former Team Member dies after severance pay has begun but before payment of his or her entire amount of severance pay, remaining amounts will be paid to the former Team Member’s surviving spouse or, if the former Team Member leaves no surviving spouse, to the former Team Member’s estate in a single lump sum as soon as practicable following death.
WAIVER AND RELEASE AGREEMENT
In order to receive Plan Benefits, a Team Member must submit, and not timely revoke, a signed and dated waiver and release agreement to the Employer on or within 21 days after receipt of the agreement (or within 45 days after receipt of the agreement if the Team Member is terminated as part of a group termination, as described below); provided that, in no event may the Team Member submit a waiver and release agreement to the Employer before his or her Termination Date.
The waiver and release agreement must be in a form acceptable to the Employer in its sole discretion, and will include certain terms and conditions for the benefit of the Employer including, but not limited to:

•	A release and discharge of the Employer from all claims and causes of action relating to the Team Member’s employment with the Employer and the termination of the Team Member’s employment; and

•	Non-disparagement, protection of confidential information and intellectual property of the Employer, and return of Employer property.
A Team Member may revoke his or her waiver and release agreement within seven (7) calendar days of his or her signing the agreement. Any such revocation must be made in writing and must be received by the Employer within such seven (7) calendar day period. Any revocation received or postmarked after the seven (7) calendar day period is not effective. A former Team Member who timely revokes his or her waiver and release agreement shall forfeit all Plan Benefits. A Team Member who timely submits a waiver and release agreement that is acceptable to the Employer in its sole discretion and who does not exercise his or her right of revocation shall be eligible to receive Plan Benefits.
Team Members are advised to contact their personal attorney at their own expense to review the waiver and release agreement if they so desire. To request the current waiver and release agreement form, write the Plan Administrator at the address listed in the section titled “General Information”, below.
In the event of a “group termination”, as determined in accordance with the Older Workers Benefit Protection Act of 1990, the Employer may provide additional information to Team Members that will set forth by job grade and age all positions eligible for severance pay as a result of the group termination, and those positions by job grade and age that are not eligible for severance pay.

Exhibit 10.15

PLAN ADMINISTRATION
The committee or individual designated to administer this Plan by Tyson Foods shall serve as the “Plan Administrator” of this Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. In the absence of any such designation, Tyson Foods shall serve as Plan Administrator. The Plan Administrator shall have the discretionary authority to determine eligibility for Plan Benefits and to construe the terms of this Plan, including the making of factual determinations. Plan Benefits will be available only if the Plan Administrator determines in its sole and absolute discretion that the Team Member or former Team Member is entitled to them. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the administration of this Plan.
The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of this Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to this Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless actually knowing such information and advice to be inaccurate or unlawful. The Plan Administrator shall establish and maintain a reasonable claims procedure, including a procedure for appeal of denied claims. In no event shall a Team Member, former Team Member, or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeals procedures established under this Plan have been complied with and exhausted.
In the event of a group termination, the Plan Administrator shall furnish affected Team Members with such additional information as may be required by law.
CLAIMS PROCEDURE
Generally, Team Members need not make a claim for Plan Benefits other than completing the waiver and release agreement. However, if a Team Member or former Team Member (as used in this section, the “claimant”) believes that he or she is entitled to Plan Benefits, or to greater Plan Benefits than are paid or made available, the claimant may file a claim with the Plan Administrator.
Important Claims Filing Deadline: A claimant who believes that he or she is entitled to Plan Benefits, or to greater Plan Benefits than are paid or made available, must file a written claim with the Plan Administrator, at the address listed in the section titled “General Information”, below, within 120 days of his or her Termination Date. If a claimant does not file a claim within such 120-day period, then any Plan Benefits will be forfeited and the claimant will lose his or her right to bring any legal action for such Plan Benefits.
Upon receipt of a claim, the Plan Administrator will either accept or deny the claim, and will notify the claimant of its decision. If the claimant does not provide all the necessary information for the Plan Administrator to process his or her claim, the Plan Administrator may request additional information and set deadlines for the claimant to provide that information. Within 90 days after receiving a claim, the Plan Administrator will:

•	Either accept or deny the claim completely or partially; and

•	Notify the claimant of acceptance or denial of his or her claim.
If the claim is completely or partially denied, the Plan Administrator will furnish a written notice to the claimant containing the following information:

•	The specific reasons for the denial;

•	Specific references to the plan provisions on which any denial is based;

•	A description of any additional material or information that must be provided by the claimant in order to support the claim; and

•	An explanation of this Plan’s appeal procedures.
A claimant may appeal the denial of his or her claim and have the Plan Administrator reconsider the decision. The claimant or the claimant’s authorized representative has the right to:

•	Request an appeal by written request to the Plan Administrator no later than 60 days after receipt of notice from the Plan Administrator denying the claimant’s claim;

Exhibit 10.15

•	Upon request and free of charge, review or receive copies of any documents, records or other information relevant to the claimant’s claim; and

•	Submit written comments, documents, records and other information relating to the claimant’s claim in writing to the Plan Administrator.
In deciding the claimant’s appeal, the Plan Administrator will take into account all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial review of the claim. If the claimant does not provide all the necessary information for the Plan Administrator to process the appeal, the Plan Administrator may request additional information and set deadlines for the claimant to provide that information.
The Plan Administrator will make a decision with respect to such an appeal within 60 days after receiving the written request for such appeal. The claimant will be advised of the Plan Administrator’s decision on the appeal in writing. The notice will describe:

•	The specific reasons for the decision;

•	The specific reference to Plan provisions upon which the decision on the appeal is based;

•
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his or her claim; and

•	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of his or her appeal for Plan Benefits.
In no event will a claimant or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted. In no event may a claimant challenge the Plan Administrator’s decision upon appeal in any court or governmental proceeding after 120 days from the date of the Plan Administrator’s decision of the appeal. If a claimant fails to bring legal action within such 120-day period, then any Plan Benefits will be forfeited and the claimant will lose his or her right to bring any such legal action for benefits under this Plan, including but not limited to an action under Section 502(a) of ERISA, regardless of whether all comments, documents, records, or other information relating to the claim were submitted or considered when the initial claim or appeal was decided.

Exhibit 10.15

AMENDMENT/TERMINATION/VESTING
Team Members do not have any vested right to Plan Benefits. Tyson Foods reserves the right in its sole discretion to amend or terminate this Plan at any time by action taken by the Board of Directors of Tyson Foods (the “Board”), duly authorized committee of the Board, or a person(s) duly authorized by the Board or such committee. Any amendment or termination shall not affect the payment or provision of Plan Benefits which started before the effective date of such amendment or termination.
NO ASSIGNMENT
Severance pay shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such severance pay to be so subjected shall not be recognized, except to the extent required by law.
RECOVERY OF PAYMENTS MADE BY MISTAKE
A Team Member or former Team Member shall be required to return to the Employer any severance payment, or portion thereof, made by a mistake of fact or law. The Employer has all remedies available at law for the recovery of such amounts.
REPRESENTATIONS CONTRARY TO THE PLAN
No employee, officer, director, representative, or agent of the Employer has the authority to alter, vary, or modify the terms of this Plan except by means of an authorized written amendment to this Plan. No verbal or written representations contrary to the terms of this Plan and its written amendments shall be binding upon this Plan, the Plan Administrator, or the Employer.
NO EMPLOYMENT RIGHTS
This Plan shall not confer employment rights upon any person. Employment with the Employer is “at-will”, which means that either the Team Member or the Employer may terminate the employment relationship at any time, with or without cause, and with or without notice.
PLAN FUNDING
No Team Member shall acquire by reason of this Plan any right in or title to any assets, funds, or property of the Employer. Any Plan Benefits which become payable are unfunded obligations and shall be paid from the general assets of the Employer. No employee, officer, director, representative, or agent of the Employer personally guarantees in any manner the payment of Plan Benefits.
APPLICABLE LAW
This Plan shall be governed and construed in accordance with ERISA and in the event that any reference shall be made to State law, the laws of the State of Arkansas shall apply, without regard to its conflicts of law provisions. This Plan shall be binding upon and inure to the benefit of the Team Members and the Employer, including any successor of the Employer, whether by way of merger, reorganization, acquisition, or sale by the Employer of substantially all of the Employer’s assets.
SECTION 409A OF THE INTERNAL REVENUE CODE
It is intended that the Plan Benefits are, to the greatest extent possible, exempt from the application of Section 409A of the Code and this Plan shall be construed and interpreted accordingly. However, the Employer makes no representations that the payments and benefits provided comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Team Member or former Team Member on account of noncompliance with Section 409A.

Exhibit 10.15

MISCELLANEOUS PROVISIONS
All pay and other benefits payable to a Team Member as of his or her Termination Date according to the established policies, plans, and procedures of the Employer shall be paid in accordance with the terms of those established policies, plans, and procedures. In addition, any benefit continuation or conversion rights which a Team Member has as of his or her Termination Date according to the established policies, plans, and procedures of the Employer shall be made available to him or her.
Each covenant and restriction contained in this Plan is independent of each other such covenant and restriction, and if any such covenant or restriction is held for any reason not to be capable of modification so as to cause it to be valid and enforceable, then the invalidity or unenforceability of such covenant or restriction shall not invalidate, affect or impair in any way the validity and enforceability of any other such covenant or restriction. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

Tyson Foods may modify the provisions of this Plan through the addition of supplements to this Plan. The terms and provisions of each supplement are a part of this Plan and supersede the provisions of this Plan to the extent necessary to eliminate inconsistencies between this Plan and the supplement.

ERISA RIGHTS
As a Team Member under this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that you will be entitled to:

•
Examine without charge at the Plan Administrator’s office (and at other specified locations) all Plan documents and copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

•	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a copy of this Plan’s financial report, if any. The Plan Administrator may be required by law to furnish you with a copy of the summary annual report.
In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate this Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of all eligible employees. No one, including the Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and you do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, you may file suit in a state or federal court.
If Plan fiduciaries misuse this Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for instance, if it finds your claim to be frivolous.
If you have any questions about this Plan, you should contact the Plan Administrator. If you have questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits

Exhibit 10.15

Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employees Benefits Security Administration.
GENERAL INFORMATION

Plan Name:	Tyson Foods Severance Pay Plan
Type of Plan:	This Plan is an unfunded severance pay arrangement and an employee welfare benefit plan within the meaning of Sections 3(1) and 3(2)(B)(i) of ERISA
Plan Year:	January 1-December 31
Plan Number:	562
Plan Sponsor:	Tyson Foods, Inc. c/o Human Resources, Severance Administration CP481 2200 W Don Tyson Pkwy Springdale, AR 72762-6999
Plan Sponsor’s Employer Identification Number:	71-0225165
Plan Administrator:	Plan Administrator c/o Human Resources, Severance Administration CP481 2200 W Don Tyson Pkwy Springdale, AR 72762-6999 Telephone number: (479) 290-4000
Agent for Service of Legal Process:	The Corporation Trust Company 1209 Orange Street Wilmington, DE 19801 Telephone number: (302) 658-4968 Service of legal process may also be made upon the Plan Administrator.

CERTIFICATE

The undersigned, as a duly authorized representative of Tyson Foods, Inc., hereby adopts the Tyson Foods
Severance Pay Plan (as amended and restated effective as of December 1, 2017), as attached hereto.

Dated this 29th day of December, 2017.

/s/ Mary Oleksiuk
Executive Vice President and
Chief Human Resources Officer